AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1995


                                          Registration No. 33-62437-01




                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549

              POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-8* TO

                                 FORM S-4

                     REGISTRATION STATEMENT UNDER THE
                          SECURITIES ACT OF 1933


                        GENERAL SIGNAL CORPORATION
            (Exact name of registrant as specified in charter)



        New York                                16-0445660
(State of Incorporation)           (I.R.S. Employer Identification No.)


             ONE HIGH RIDGE PARK, STAMFORD, CONNECTICUT  06904
                              (203) 357-8800
                 (Address of Principal Executive Offices)


                          DATA SWITCH CORPORATION
                     NON-QUALIFIED STOCK OPTION PLAN**
                    1989 INCENTIVE STOCK OPTION PLAN**
                    1983 INCENTIVE STOCK OPTION PLAN**
                    1982 INCENTIVE STOCK OPTION PLAN**
                         (Full title of the plans)


                         EDGAR J. SMITH, JR. ESQ.
               Vice President, General Counsel and Secretary
                        GENERAL SIGNAL CORPORATION
                    One High Ridge Park, P.O. Box 10010
                       Stamford, Connecticut  06904
                              (203) 357-8800
       (Name, address and telephone number, including area code, of agent for service)


* Filed as a Post-Effective Amendment on Form S-8 to such Form S-4 Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described herein. See "INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS."
** Each such Plan to be assumed by General Signal Corporation following the effectiveness of the merger of Data Switch Corporation into General Signal Acquisition Corporation pursuant to an Agreement and Plan of Merger dated as of May 8, 1995.




















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                                       -2-


              INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS

                   General Signal Corporation ("General Signal") hereby amends its Registration Statement on Form S-4 (No. 33-62437) (the "Registration Statement"), by filing this Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") relating to shares of the common stock, $1.00 par value per share, of General Signal ("General Signal Common Stock") issuable upon the exercise of stock options granted under Data Switch Corporation's Non-Qualified Stock Option Plan, 1989 Incentive Stock Option Plan, 1983 Incentive Stock Option Plan, and 1982 Incentive Stock Option Plan (together, the "Plans").

                   General Signal and Data Switch Corporation ("Data Switch") entered into an Agreement and Plan of Merger dated as of May 8, 1995 (the "Merger Agreement") pursuant to which on November 9, 1995 Data Switch merged (the "Merger") into General Signal Acquisition Corporation, a wholly owned subsidiary of General Signal, with Data Switch as the surviving corporation. In the Merger, each outstanding share (other than shares owned by Data Switch as treasury stock or shares owned by any subsidiary of Data Switch) of common stock, $.01 par value per share, of Data Switch ("Data Switch Common Stock") was converted into the right to receive 0.14357 of a share of General Signal Common Stock. In addition, General Signal assumed the Plans and the options previously granted thereunder became exercisable on the basis set forth in the Prospectus constituting a part of this Post-Effective Amendment for
         0.14357 of a share of General Signal Common Stock per share of Data Switch Common Stock subject to such option.

                   The designation of the Post-Effective Amendment as Registration No. 33-62437-01 denotes that the Post-Effective Amendment relates only to the shares of General Signal Common Stock issuable upon exercise of stock options under the Plans and that this is the first Post-Effective Amendment to the Registration Statement filed with respect to such shares.









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                                       -3-


                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


          Item 3.  Incorporation of Documents by Reference

                    The information listed below, which has been filed by the registrant with the Commission, is specifically incorporated herein by reference:

                    (a) Annual Report on Form 10-K for the year ended December 31, 1994.

                    (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 of the Corporation.

                    (c) Current Reports on Form 8-K dated March 7, 1986, June 21, 1990, June 17, 1993 and June 26, 1995.

                    All reports and other documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

          Item 4.  Description of Securities

                    The authorized capital stock of General Signal consists of 150,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The Board of Directors of General Signal is empowered to cause shares of Preferred Stock to be issued in one or more series, with the number of shares in each series and the rights, preferences and limitations of each series determined by it. As of the date of this Registration Statement, no shares of the Preferred Stock were outstanding.

                    Common Stock.  Subject to any limitations prescribed
                    ------------
          in connection with the issuance of any outstanding shares of Preferred Stock, dividends, as determined by the Board of Directors of General Signal, may be declared and paid on






























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                                       -4-


         General Signal Common Stock from time to time out of any funds legally available therefor. The holders of General Signal Common Stock are entitled to one vote per share and do not have cumulative voting rights or preemptive rights. The General Signal Common Stock is not subject to further calls and all of the outstanding shares of General Signal Common Stock are fully paid and non-assessable. Under Section 630 of the NYBCL, the ten largest stockholders of General Signal, as determined by the fair value of their respective beneficial interests, may under certain circumstances be held personally liable for certain debts of General Signal.

                     Rights Plan.  On March 7, 1986, the Board of
                     -----------
         Directors of General Signal declared a dividend distribution of one common stock purchase right (a "General Signal Purchase Right") for each share of General Signal Common Stock outstanding on March 21, 1986. General Signal Common Stock issued subsequent to March 21, 1986 automatically receives these General Signal Purchase Rights. A more detailed description of the terms of the General Signal Rights is contained in three of General Signal's Current Reports on Form 8-K dated March 7, 1986, June 21, 1990 and June 17, 1993, respectively, each of which is incorporated herein by reference.

                     The Board of Directors of General Signal is divided into three classes having staggered three-year terms, so that the terms of approximately one-third of the Directors will expire each year. General Signal's Certificate of Incorporation requires the affirmative vote of two-thirds of all outstanding shares entitled to vote to (1) remove Directors, (2) adopt, amend or repeal any By-law, or any provision of the Certificate of Incorporation, relating to
         (i) the number, classification and terms of office of Directors, (ii) the quorum of Directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of Directors, or (v) the power of the Board of Directors to adopt, amend or repeal By-laws of General Signal or the vote of the Board of Directors required for any such adoption, amendment or repeal or (3) amend or repeal the section of its Certificate of Incorporation requiring such action.

                     The Transfer Agent and Registrar for General Signal Common Stock is First Chicago Trust Company of New York.









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                                       -5-



         Item 5.  Interests of Named Experts and Counsel

               Experts

                     The consolidated financial statements and schedules of General Signal Corporation at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, appearing or incorporated by reference in General Signal Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                     The consolidated financial statements of Best Power Technology, Inc. at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, included in General Signal Corporation's current report on Form 8-K dated June 26, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               Legal Opinion

                     Certain legal matters in connection with the securities offered by this Prospectus have been passed upon by Cahill Gordon & Reindel (a partnership including a professional corporation), counsel for the Corporation.

         Item 6.  Indemnification of Directors and Officers

                     Article V, Section 1, Paragraph 1 of the By-Laws of General Signal reads as follows:

                     "SECTION 1:  Except to the extent expressly
               prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, and whether by or in the right of the Corporation or otherwise, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity while he or she was such a director or officer (hereinafter referred to as "Indemnified Person"), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Indemnified Person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled."

                     General Signal also has entered into individual contracts with its directors, Chief Financial Officer and General Counsel providing for indemnification similar to the indemnification provisions in General Signal's By-Laws. A copy of General Signal's By-Laws has been filed with the Securities and Exchange Commission as an exhibit to General Signal's Quarterly Report on Form 10-Q/A for the three months ended March 31, 1994.

                     Sections 721 through 726 of the New York Business Corporation Law ("BCL") contain provisions for indemnification by General Signal, under certain circumstances, of officers and directors of General Signal for certain liabilities which may be incurred by them in their capacities as such.

                     General Signal has purchased insurance to indemnify General Signal and all of its directors, officers and certain other employees who hold management positions in General Signal and its operating divisions and subsidiaries for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

                     Limitation on Directors' Liability. General Signal's Certificate of Incorporation includes a provision eliminating directors' liability to General Signal and stockholders of General Signal in certain circumstances authorized by New York law. This provision, which is authorized by Section 402(b) of the BCL, provides that a director shall not be personally liable to General Signal or its stockholders for monetary damages for breach of duty as a director unless the director's acts or omissions (a) were in bad faith, (b) involved intentional misconduct or a knowing violation of law,
         (c) resulted in the director deriving an improper personal benefit, or (d) resulted in the paying of a dividend, the approval of a stock repurchase, the distribution of corporate assets upon dissolution, or the making of a loan to a director in violation of Section 714 of the BCL.

         Item 7.  Exemption from Registration Claimed.

                   Not applicable.

         Item 8.  Exhibits

                   The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

         Item 9.  Undertakings

                     (a)   The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)  To include any prospectus required by
                     Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     Provided, however, that paragraphs (a)(1)(i) and
               (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, enforceable.In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudi-cation of such issue.

                                SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, and the State of Connecticut on this 14th day of November, 1995.

                                      GENERAL SIGNAL CORPORATION



                                   By: /s/ Edgar J. Smith, Jr.
                                      ------------------------
                                      Edgar J. Smith, Jr.
                                      Vice President, General Counsel
                                      and Secretary



           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                   Title                     Date

__________*__________  Chairman and Chief                   November 14, 1995
(Michael D. Lockhart)    Executive Officer and
                         Director
                        (Principal Executive Officer)

_________*___________  Executive Vice President and         November 14, 1995
(Terence D. Martin)    Chief Financial Officer
                        (Principal Financial Officer)

_________*___________  Vice President and Controller        November 14, 1995
(Terry J. Mortimer)    (Principal Accounting Officer)

_________*___________  Director                             November 14, 1995
 (Ralph E. Bailey)

_________*___________  Director                             November 14, 1995
 (Van C. Campbell)

_________*___________  Director                             November 14, 1995
(Ursula F. Fairbairn)

_________*___________  Director                             November 14, 1995
(Ronald E. Ferguson)




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                                      -11-


         Signature                   Title                     Date


   _________*___________  Director                             November 14, 1995
     (John P. Horgan)

   _________*___________  Director                             November 14, 1995
    (Richard J. Kogan)

   _________*___________  Director                             November 14, 1995
   (Roland W. Schmitt)

   _________*___________  Director                             November 14, 1995
     (John R. Selby)




   *By:/s/ Edgar J. Smith
       ------------------
       Edgar J. Smith, Jr.
       Attorney-in-Fact

                            INDEX TO EXHIBITS

                       GENERAL SIGNAL CORPORATION
              EXHIBITS TO POST EFFECTIVE AMENDMENT NO. 1
                            ON FORM S-8 TO
                  REGISTRATION STATEMENT ON FORM S-4


Exhibit No.       Description

4.1 Restated Certificate of Incorporation of General Signal, as amended through April 21, 1994, previously filed as Exhibit 3.1 to the Registrant's Form 10-Q/A for the three months ended March 31, 1994 filed June 10, 1994.

4.2 By-Laws of General Signal, as amended through March 16, 1995, previously filed as Exhibit 3.2 to the Registrant's 1994 Form 10-K.

4.3 Rights Agreement, dated as of March 7, 1986, between General Signal and Marine Midland Bank, N.A., as Rights Agent, previously filed as
                  Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated March 7, 1986.

4.4 Amendment No. 1 to Rights Agreement dated as of June 21, 1990, between General Signal and The Bank of New York, as successor Rights Agent, previously filed as Exhibit 1 to the Registrant's Current Report on Form 8-K dated June 21, 1990.

4.5               Amendment No. 2 to Rights Agreement dated as of
                  June 17, 1993, previously filed as Exhibit 4 to the Registrant's Current Report on Form 8-K dated June 17, 1993.

5** Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.

23.1*             Consents of Ernst & Young LLP.

23.3**            Consent of Cahill Gordon & Reindel (included in
                  Exhibit 5).

24.1**            Powers of Attorney.

24.2*             Power of Attorney of Michael D. Lockhart.


_________________________

*Filed herewith
** Previously filed